EXHIBIT 107

CALCULATION OF REGISTRATION FEE

Form S-1

(Form Type)

Med-X, Inc.

(Exact Name of Registrant As Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule		Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Units consisting of:(2)(3)	457	(o)			$7,475,000	$0.0000927	$692.93
	Equity	(i) Common stock, par value $0.001 per share; and (4)	-
	Equity	(ii) Warrants to purchase shares of common stock (4)	-
	Equity	Common Stock underlying the warrants included in the units	457	(o)			$7,475,000	$0.0000927	$692.93
Fees Previously Paid	—	—	—		—	—	—	—	—
	Total Offering						$14,950,000		$1,385.87
	Total Fees Previously Paid Amounts								$0
	Total Fee Offsets								$0
	Net Fees Due								$1,385.87

(1)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).  Pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, the shares of common stock, par value $0.001 per share of the registrant (“Common Stock”), registered hereby also include an indeterminate number of additional shares of Common Stock as may from time to time become issuable by reason of stock splits, stock dividends, recapitalizations or other similar transactions.

(2)	Each unit consists of one share of Common Stock and one warrant to purchase one share of Common Stock at an exercise price per share equal to 100% of the initial public offering price.
(3)	Includes shares of Common Stock and/or warrants to purchase shares of Common Stock that may be purchased by the underwriters pursuant to their over-allotment option.
(4)	No separate registration fee required pursuant to Rule 457(g) under the Securities Act of 1933, as amended.